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                                                               EXHIBIT 99 (b)(2)
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                                                                 NEWMALL LIMITED


                                 August 12, 1998




Mr. Terrence P. McKenna
President and Chief Executive Officer
Stone Rivet, Inc.
7 Kripes Road
East Granby, Connecticut 06026
USA

          Re: US$80 million Equity Contribution

Dear Mr. McKenna:


     We are pleased to inform you that Newmall Limited has accepted subscriptions for the issuance of US$80 million of new shares from its shareholders and hereby agrees to contribute (through intermediary companies owned and controlled by Newmall Limited) such US$80 million to the capital of Stone Rivet, Inc. ("Stone Rivet") Such contribution is to be used by Stone Rivet as partial consideration to be paid in connection with the tender offer (the "Offer") by Stone Rivet for all of the outstanding shares of Class A Common Stock of Envirotest Systems Corp. ("Envirotest") at a price of $17.25 per share pursuant to the terms of an Agreement and Plan of Merger dated of even date hereof among Envirotest, Stone Rivet and Environmental Systems Products, Inc. (the "Merger Agreement"). We shall cause such contribution to be made at the time that all of the conditions of the Offer listed in Annex A to the Merger Agreement have been satisfied or waived in connection with the terms of the Merger Agreement.


     We are able to commit to make such contribution because of subscriptions for additional shares of Newmall Limited.


                                 Very truly yours,


                                 Newmall Limited



                                 By:    /s/ ERIC WALTERS
                                        -----------------
                                 Name:  Eric Walters
                                 Title: Director


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ENGLAND
REGISTERED NUMBER: 3461909